                                                                   EXHIBIT 99.5



                                OPTION AGREEMENT

         THIS OPTION AGREEMENT (the "Agreement"), dated as of November 1, 1999, is entered into by and between BRUCE LAMONT (the "Stockholder") and COVALENT PARTNERS, LLC, a Delaware limited liability corporation ("Optionee").

                                    RECITALS:

         A. The Stockholder is a stockholder of Covalent Group, Inc., a Nevada corporation (the "Company"), and owns 6,015,500 shares of the outstanding stock of the Company, par value $0.001 (the "Company Stock").

         B. The Stockholder wishes to provide the Optionee an option to purchase the Company Stock (the "Option") and the Optionee desires to acquire the Option.

         C. The Stockholder and Optionee desire to enter into this Agreement to set forth the terms and conditions of the Option.

         D. As a condition to the willingness of the Optionee to enter into this Agreement, Optionee has required that Stockholder agree, and in order to induce Optionee to enter into the Agreement and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Stockholder has agreed to invite, in his capacity as a member of the Company's Board of Directors (the "Board") and a stockholder of the Company, Dr. Richard D. Propper to attend, as an invited guest and observer, all Board meetings until January 15, 2000.

                                   AGREEMENT:

         NOW THEREFORE, in consideration of the foregoing recitals and the mutual covenants and promises contained herein, the parties hereto agree as follows:

         1. GRANT OF OPTION. Optionee shall have the Option to purchase, on the terms and subject to the conditions set forth in this Agreement, all or any part of the Company Stock from the Stockholder at the price of Two Dollars ($2.00) per share (the "Exercise Price") which may be paid by the Optionee to the Stockholder in cash or by a check. Concurrent with the execution hereof, the Option shall become exercisable as to all or any portion of the Company Stock.

         2. TERM OF OPTION. To the extent the Option has not previously been exercised, the Option and all of Optionee's rights under this Agreement shall expire on November 1, 1999 (the "Initial Expiration Date"); provided, however, that if the Optionee elects to purchase at least 1,000,000 shares of the Company Stock on or prior to the Initial Expiration Date and 250,000 shares of the Company Stock on or before November 24, 1999, on the terms and subject to the conditions set forth in this Agreement, then to the extent the Option has not previously been exercised, the Option and all of Optionee's rights under this Agreement with respect to the



                                       1.

remaining shares of Company Stock shall expire on January 15, 2000 (the "Final Expiration Date").

         3. METHOD OF EXERCISE OF THE OPTION. To exercise the Option or any portion thereof, Optionee shall deliver to the Stockholder all of the following: (i) a written notice stating that Optionee elects to exercise the Option or any portion thereof, setting forth the number of shares of the Company Stock with respect to which the option is being exercised and (ii) cash or a check payable to the order of the Stockholder for the full purchase price of the Company Stock to be purchased upon exercise of the Option. If the Company Stock remains subject to any security interest, the Stockholder shall forward any such notice of exercise and payment to the holder of such security interest as required by the term of any such agreement and as necessary to provide for the delivery of the shares of Company Stock to Optionee.

         4. ESCROW AND STOCK POWER. If the Optionee elects to purchase at least 1,000,000 shares of the Company Stock on or prior to the Initial Expiration Date, Stockholder shall deliver (i) all remaining Company Stock to William N. Levy, as escrow agent in this transaction (the "Escrow Agent"), to hold in escrow for delivery pursuant to the terms of this Agreement and (ii) a form of stock assignment separate from certificate executed in blank (with date and number of shares left blank) in the form attached hereto as EXHIBIT A and Joint Escrow Instructions duly executed by the Escrow Agent, Stockholder and Optionee in the form attached hereto as EXHIBIT B and incorporated herein by this reference.

         5. ADJUSTMENTS AND OTHER RIGHTS. If, after the date hereof, the number of outstanding shares of stock of the Company shall be increased, decreased or changed into, or exchanged for, a different number or kind of shares or securities of the Company through reorganization, merger, recapitalization, reclassification, stock split-up, stock dividend, stock consolidation or otherwise, an appropriate and proportionate adjustment shall be made in the number and kind of the Company Stock, as the case may be, covered by the Option. A corresponding adjustment changing the Exercise Price per share of the Company Stock, as the case may be, allocated to the unexercised portion of the Option shall likewise be made. Any such adjustment, however, shall be made without change in the total price applicable to the unexercised portion of the Option with respect to the Company Stock, as the case may be.

         If the Company proposes to dissolve or to liquidate or proposes to merge or consolidate with or into any other corporation, or to sell substantially all of its assets, whether for cash or stock or any other property or consideration, the Option shall be adjusted so as to apply to the securities to which a holder of the number of shares of the Company Stock, as the case may be, subject to the unexercised portion of the Option would have been entitled by reason of such merger, consolidation or sale if such portion had been exercised prior to such merger, consolidation or sale.

         6. VOTING, BUYBACK AND LIMITATION OF OPTIONEE'S RIGHTS.

            (a) Neither Optionee nor any other person entitled to exercise the Option shall have any of the rights or privileges of a stockholder of the Company in respect of any of the Company Stock, as the case may be, issuable upon exercise of the Option unless and until a certificate representing such shares shall have been issued in the name of Optionee or such



                                       2.

person. No adjustment will be made for dividends or other rights for which the record date is prior to the date such stock certificate or certificates are issued, except for adjustments required or permitted pursuant to Section 4 hereof.

            (b) Until the earlier of (i) January 31, 2000 or (ii) the date Optionee exercises the entire Option, Optionee hereby grants to Stockholder voting rights on all Company Stock acquired by the Optionee's exercise of any part of the Option. The grant of voting rights shall terminate immediately prior to a lawful sale of the Company Stock by the Optionee in the public market (NASDAQ).

            (c) Optionee hereby agrees that after January 15, 2000 Stockholder has the right to buy back any and all the Company Stock acquired by Optionee's exercise of the Option at a price of $2.00 per share (the "Buyback Right") if the Optionee elects to purchase less than the entire Option by the Final Expiration Date. The Buyback Right shall expire on January 31, 2000. To exercise the Buyback Right, the stockholder shall deliver to the Optionee, on or prior to January 31, 2000, a written notice stating that the Stockholder elects to exercise the Buyback Right. The Buyback Right shall be paid in six equal monthly payments by check or cash commencing on the date Stockholder gives Optionee written notice of Stockholders' election to exercise the Buyback Right.

         7. BOARD GUEST AND BOARD APPOINTMENT. Until the Final Expiration Date, the Stockholder, in his capacity as a member of the Board and as a stockholder of the Company, shall invite Dr. Richard D. Propper, as an invited guest and observer, to all Board meetings held prior to January 15, 2000. In the event that Stockholder fails to exercise the "Buyback Right" pursuant to Section 6 above, the Stockholder shall use his efforts in his capacity as a member of the Board and as a stockholder of the Company to appoint one (1) additional member, as designated by Optionee, to the Board (the "Optionee Representative"). At each election of directors in which the holders of Common Stock are entitled to elect directors of the Company, the Stockholder shall vote all of his Company Stock so as to elect the Optionee Representative to the Board.

         8. RESIGNATION AS CHIEF EXECUTIVE OFFICER, PRESIDENT AND BOARD MEMBER. Upon the Optionee's exercise of the entire Option on or before the Final Expiration Date, the Stockholder shall immediately resign on such date of Optionee's exercise of the entire Option as the Chief Executive Officer, President and employee of the Company and/or its affiliates and as a member of the Company's Board.

         9. NO-SHOP.

            (a) The Stockholder acknowledges and agrees that, until the Final Expiration Date, the Stockholder will not:

                (i) solicit the initiation or submission of any expression of interest, proposal or offer from any person or entity (other than the Optionee) relating to a Strategic Transaction (as defined below);



                                       3.

                (ii) participate in any negotiations or enter into any agreement with, or provide any non-public information to, any person or entity (other than the Optionee) relating to or in connection with a Strategic Transaction; or

                (iii) accept any proposal or offer from any person or entity (other than the Optionee) relating to a Strategic Transaction.

            (b) "Strategic Transaction" shall mean any transaction, other than an Acquisition Transaction, involving the sale, pledge, grant of an option to purchase, disposition or acquisition of (A) any capital stock or other equity security of the Company or any direct or indirect subsidiary of the Company owned by the Stockholder, (B) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company or any direct or indirect subsidiary of the Company owned by the Stockholder, or (C) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company or any direct or indirect subsidiary of the Company owned by the Stockholder. "Acquisition Transaction" shall mean a transaction between the Company and any third party other than the Optionee involving (A) the sale, license, disposition or acquisition of all or a material portion of the business or assets of the Company or any direct or indirect subsidiary or division of the Company; (B) the issuance, grant, disposition or acquisition of (i) in excess of 25% of the outstanding capital stock or other equity security of the Company or any direct or indirect subsidiary of the Company, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire in excess of 25% of the outstanding capital stock or other equity security of the Company or any direct or indirect subsidiary of the Company, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for in excess of 25% of the outstanding capital stock or other equity security of the Company or any direct or indirect subsidiary of the Company; or (C) any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving the Company or any direct or indirect subsidiary of the Company.

            (c) The Stockholder shall immediately discontinue any ongoing discussions or negotiations (other than any ongoing discussions with the Optionee) relating to a possible Strategic Transaction, and shall promptly provide the Optionee with an oral and a written description of any expression of interest, inquiry, proposal or offer relating to a possible Strategic Transaction that is received by the Stockholder or by any representative of the Stockholder from any person or entity (other than the Optionee) from the date of this Agreement until the Final Expiration Date.

         10. PAYMENT OF TAXES, FEES, AND OTHER EXPENSES. The Stockholder agrees to pay any and all original issue taxes and stock transfer taxes that may be imposed on the issuance of the Company Stock acquired pursuant to exercise of the Option, together with any and all other fees and expenses necessarily incurred by the Stockholder in connection therewith.

         11. NOTICES. All notices, requests, demands and other communications under this Agreement must be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the date indicated on the return receipt as the date of receipt or refusal if mailed to the party to whom notice is to be given



                                       4.

by first class mail, registered or certified, postage prepaid, return receipt requested, and properly addressed as follows:

               To the Stockholder:          Bruce LaMont
                                            The Covalent Group, Inc.
                                            One Glenhardie Corp. Center
                                            1275 Drummers Lane, Suite 100
                                            Wayne, PA  19087

               To the Optionee:             Covalent Partners, LLC
                                            2890 Moon Ridge Drive
                                            La Jolla, CA  92037
                                            Attn:  Dr. Richard D. Propper

               With a copy to:              Cooley Godward LLP
                                            4365 Executive Drive, Suite 1100
                                            San Diego, CA  92121
                                            Attn: Larry W. Nishnick, Esq.

         Any party may change its address for the purpose of this Section 9 by giving the other party written notice of the new address in the manner set forth above.

         12. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding of the parties with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof, written or otherwise.

         13. AMENDMENT. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants or conditions hereof may be amended, only by a written instrument executed by the Stockholder and by an authorized representative of the Optionee which expressly states the intention of the parties to modify the terms of this Agreement.

         14. WAIVER. A waiver of any of the provisions of this Agreement shall not be deemed, nor shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. A waiver shall not be binding unless executed in writing by the party making the waiver.

         15. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and effective under applicable law. If any provision of this Agreement shall be unlawful, void or for any reason unenforceable, it shall be deemed separable from, and shall in no way affect the validity or enforceability of, the remaining provisions of this Agreement, and the rights and obligations of the parties shall be enforced to the fullest extent possible.



                                       5.

         16. ATTORNEYS' FEES. In any judicial action or proceeding or any arbitration proceeding between the parties to enforce any of the provisions of this Agreement, to seek damages on account of the breach hereof, to seek injunctive relief to prevent the breach hereof, to seek a judicial determination of the rights or obligations of any party hereto, or in any judicial action or proceeding or any arbitration proceeding between the parties in which this Agreement is raised as a defense, regardless of whether the action or proceeding is prosecuted to judgment, and in addition to any other remedy, the unsuccessful party shall pay the successful party all costs and expenses, including reasonable attorneys' fees, incurred by the successful party.

         17. GOVERNING LAW. This letter agreement shall be governed by and construed in accordance with the laws of the State of California. The parties:
(a) irrevocably and unconditionally consent and submit to the jurisdiction of the state and federal courts located in the State of California for purposes of any action, suit or proceeding arising out of or relating to this letter agreement; (b) agree that service of any process, summons, notice or document by U.S. mail addressed to the Stockholder or the Optionee at the address set forth in Section 7 shall be deemed to constitute effective service thereof for purposes of any action, suit or proceeding arising out of or relating to this letter agreement; (c) irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this letter agreement in any state or federal court located in San Diego County in the State of California; and (d) irrevocably and unconditionally waive the right to plead or claim, and irrevocably and unconditionally agree not to plead or claim, that any action, suit or proceeding arising out of or relating to this letter agreement that is brought in any state or federal court located in San Diego County in the State of California has been brought in an inconvenient forum.

         18. EFFECT OF HEADINGS. The subject headings of this Agreement are included for convenience only, and shall not affect the construction or interpretation of any of its provisions.

         19. COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



                                       6.

         IN WITNESS WHEREOF, the Stockholder and Optionee have caused this Agreement to be executed as of the date and year first above written.



         "STOCKHOLDER"                   BRUCE LAMONT



                                         /s/ Bruce LaMont
                                         --------------------------------------
                                         Bruce LaMont



         "OPTIONEE"                      COVALENT PARTNERS, LLC



                                         /s/ Dr. Richard D. Propper
                                         --------------------------------------
                                         By:  Dr. Richard D. Propper
                                         Title: Manager




                                       7.

                                    EXHIBIT A

                      ASSIGNMENT SEPARATE FROM CERTIFICATE



         FOR VALUE RECEIVED and pursuant to that certain Option Agreement dated sells, assigns and transfers unto COVALENT PARTNERS LLC _____________ shares of common stock of Covalent Group, Inc., a Nevada corporation (the "Company"), standing in the undersigned's name on the books of said corporation represented by Certificate No.(s) ______ herewith, and does hereby irrevocably constitute and appoint the Secretary of the Assignor's attorney to transfer the said stock on the books of the said corporation with full power of substitution in the premises.

Dated:  November 1, 1999



                                    Signature:  /s/ Bruce LaMont
                                                -------------------------------
                                                BRUCE LAMONT




                                       8.

                                    EXHIBIT B

                            JOINT ESCROW INSTRUCTIONS



William N. Levy
Levy & Levy, P.A.
Suite 309, Plaza 1000
Main Street

Voorhees, New Jersey 08043-4634

Dear Sir or Madam:

As Escrow Agent for both Bruce LaMont (the "Seller"), the majority stockholder of Covalent Group, Inc., a Nevada corporation (the "Company"), and the undersigned purchaser of stock of the Company ("Purchaser"), you are hereby authorized and directed to hold the documents delivered to you pursuant to the terms of that certain Option Agreement ("Agreement"), dated November 1, 1999, to which a copy of these Joint Escrow Instructions is attached as Exhibit B, in accordance with the following instructions:

         1. In the event the Purchaser or an assignee shall elect to exercise the Option set forth in the Agreement, the Purchaser or its assignee will give to Seller and you a written notice specifying the number of shares of stock to be purchased, the purchase price, and the time for a closing hereunder at the offices of Cooley Godward LLP, 4365 Executive Drive, Suite 1100, San Diego, California 92121. Seller and Purchaser hereby irrevocably authorize and direct you to close the transaction contemplated by such notice in accordance with the terms of said notice.

         2. At the closing you are directed (a) to date any stock assignments necessary for the transfer in question, (b) to fill in the number of shares being transferred, and (c) to deliver same, together with the certificate evidencing the shares of stock to be transferred, to the Purchaser against the simultaneous delivery to you of the purchase price (which may include suitable acknowledgment of cancellation of indebtedness) of the number of shares of stock being purchased pursuant to the exercise of the Option.

         3. Purchaser irrevocably authorizes the Seller to deposit with you any certificates evidencing shares of stock to be held by you hereunder and any additions and substitutions to said shares as specified in the Agreement. Seller does hereby irrevocably constitute and appoint you as his attorney-in-fact and agent for the term of this escrow to execute with respect to such securities and other property all documents of assignment and/or transfer and all stock certificates necessary or appropriate to make all securities negotiable and complete any transaction herein contemplated.

         4. This escrow shall terminate upon expiration or exercise in full of the Option, whichever occurs first.



                                       9.

         5. If at the time of termination of this escrow you should have in your possession any documents, securities, or other property belonging to Purchaser, you shall deliver all of same to Purchaser and shall be discharged of all further obligations hereunder.

         6. Except as otherwise provided in these Joint Escrow Instructions, your duties hereunder may be altered, amended, modified or revoked only by a writing signed by all of the parties hereto.

         7. You shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by you to be genuine and to have been signed or presented by the proper party or parties or their assignees. You shall not be personally liable for any act you may do or omit to do hereunder as Escrow Agent or as attorney-in-fact for Seller while acting in good faith and any act done or omitted by you pursuant to the advice of your own attorneys shall be conclusive evidence of such good faith.

         8. You are hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law, and are hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case you obey or comply with any such order, judgment or decree of any court, you shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

         9. You shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver the Agreement or any documents or papers deposited or called for hereunder.

         10. You shall not be liable for the outlawing of any rights under any statute of limitations with respect to these Joint Escrow Instructions or any documents deposited with you.

         11. You shall be entitled to employ such legal counsel (including without limitation the firm of Cooley Godward LLP) and other experts as you may deem necessary to properly advise you in connection with your obligations hereunder, may rely upon the advice of such counsel, and may pay such counsel reasonable compensation therefor.

         12. Your responsibilities as Escrow Agent hereunder shall terminate if you shall cease to be Secretary of the Seller's attorney or if you shall resign by written notice to each party. In the event of any such termination, the Purchaser may appoint any officer or assistant officer of the Purchaser as successor Escrow Agent and Seller hereby confirms the appointment of such successor or successors as his attorney-in-fact and agent to the full extent of your appointment.

         13. If you reasonably require other or further instruments in connection with these Joint Escrow Instructions or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.



                                      10.

         14. It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the securities, you may (but are not obligated to) retain in your possession without liability to anyone all or any part of said securities until such dispute shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but you shall be under no duty whatsoever to institute or defend any such proceedings.

         15. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in any United States Post Box, by registered or certified mail with postage and fees prepaid, addressed to each of the other parties hereunto entitled at the following addresses, or at such other addresses as a party may designate by five (5) days' written notice to each of the other parties hereto:

        PURCHASER:           COVALENT PARTNERS, LLC
                             i/c/o medibuy.com, Inc.
                             7777 Alvarado Road, Suite 401
                             La Mesa, CA 91941
                             Attn: Dr. Richard D. Propper

        SELLER:              BRUCE LAMONT
                             The Covalent Group, Inc.
                             One Glenhardie Corp. Center
                             1275 Drummers Lane, Suite 100
                             Wayne, PA 19087

        ESCROW AGENT:        WILLIAM N. LEVY
                             Levy & Levy, P.A.
                             Suite 309, Plaza 1000
                             Main Street
                             Voorhees, New Jersey 08043-4634






                                      11.

         16. By signing these Joint Escrow Instructions you become a party hereto only for the purpose of said Joint Escrow Instructions; you do not become a party to the Agreement.

         17. This instrument shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. It is understood and agreed that references to "you" or "your" herein refer to the original Escrow Agent and to any and all successor Escrow Agents. It is understood and agreed that the Purchaser may at any time or from time to time assign its rights under the Agreement and these Joint Escrow Instructions in whole or in part.



                                    Very truly yours,

                                    PURCHASER



                                    Signature: /s/ Dr. Richard D. Propper
                                               --------------------------------
                                    Printed Name: Dr. Richard D. Propper
                                                  -----------------------------
                                    Title: Manager, Covalent Partners, LLC
                                           ------------------------------------


                                    SELLER:


                                    Signature: /s/ Bruce LaMont
                                               --------------------------------
                                               Bruce LaMont

ESCROW AGENT:



/s/ William N. Levy
------------------------------------
    William N. Levy





                                      12.